Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2010 Fourth Quarter and Year End Results and New Contract with SASSA

JOHANNESBURG, August 26, 2010 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three months (“4Q 2010”) and year ended June 30, 2010 (“F2010”). Revenue for 4Q 2010 was $68.7 million, a year over year increase of 11% in US dollars (“USD”) and 2% in constant currency. During 4Q 2010, net loss under US generally accepted accounting principles (“GAAP”) was $17.0 million versus net income of $18.2 million for the three months ended June 30, 2009 (“4Q 2009”) and includes a $37.4 million goodwill impairment charge related to the Company’s Hardware, software and related technology sales segment for 4Q 2010. GAAP loss per share for 4Q 2010 was $0.37 versus GAAP earnings per share of $0.33 a year ago. Fundamental earnings per share for 4Q 2010 was $0.54 compared to $0.38 for 4Q 2009, representing an increase of 42% in USD and 30% in constant currency.

Revenue for F2010 was $280.4 million, a year over year increase of 14% in US dollars and a decline of 3% in constant currency compared to the year ended June 30, 2009 (“F2009”). Earnings per share under GAAP during F2010 was $0.84 versus $1.53 a year ago, a decline of 45% in USD and 53% in constant currency. Fundamental earnings per share for F2010 was $2.01 compared to $1.46 for F2009, representing an increase of 38% in USD and 17% in constant currency.

Summary Financial Metrics

	Three months ended June 30,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	68,695	61,621	11%	2%
GAAP net income	(17,007)	18,216	(193)%	(186)%
Fundamental net income (1)	24,683	20,967	18%	8%
GAAP earnings per share ($) (2)	(0.37)	0.33	(212)%	(203)%
Fundamental earnings per share ($) (1) (2)	0.54	0.38	42%	30%
Fully-diluted shares outstanding (‘000’s) (2)	45,560	55,592	(18)%
Average period USD/ ZAR exchange rate	7.56	8.26	(8)%

	Year ended June 30,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	280,364	246,822	14%	(3)%
GAAP net income	38,990	86,601	(55)%	(62)%
Fundamental net income (1) (2)	92,914	82,504	13%	(4)%
GAAP earnings per share ($) (2)	0.84	1.53	(45)%	(53)%
Fundamental earnings per share ($) (1) (2)	2.01	1.46	38%	17%
Fully-diluted shares outstanding (‘000’s)	46,435	56,738	(18)%
Average period USD/ ZAR exchange rate	7.61	8.94	(15)%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for the periods presented also excludes, where applicable, transaction-related costs, the effects of the change in the Company’s fully-distributed tax rate from 35.45% to 34.55%, JSE Limited (“JSE”) listing costs, a bank facility fee, goodwill impairments and a foreign exchange gain, net of tax, related to a short-term investment.

(2) GAAP basic and fundamental earnings per share for 4Q 2009 and F2009, have been retrospectively adjusted to include participating securities in the weighted average number of outstanding shares of common stock.

     The following factors had significant impact on the comparability of our 4Q 2010 and 4Q 2009 results:

  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 8% against the ZAR during 4Q 2010 which had a positive impact on the Company’s reported results;
  Goodwill impairment losses: During 4Q 2010, the Company recognized a goodwill impairment loss of $37.4 million (ZAR 284.4 million) related to Net1 UTA which has been allocated to its Hardware, software and related technology sales segment;
  Increased transaction volumes at EasyPay: Reported results were positively impacted by increased transaction volumes at EasyPay resulting primarily from growth in value-added services;
  Increased user adoption in Iraq: Reported results were favorably impacted by increased transaction revenues from the adoption of Net1’s UEPS technology in Iraq;

  Lower revenues and margins from hardware, software and related technology sales segment: Hardware, software and related technology sales segment was adversely impacted, in addition to the goodwill impairment discussed above, by lower revenues and overall margin generated by Net1 UTA, by fewer ad hoc sales to the Bank of Ghana and weaker demand for the Company’s products as well as pricing pressures resulting from the global recession in calendar 2009, all of which was partially offset by hardware sales to Iraq;
  Lower net intangible asset amortization: In ZAR, reported results for 4Q 2010 were positively impacted by lower intangible asset amortization as RMT intangibles assets were fully amortized in 3Q 2010 and the majority of Prism and EasyPay’s acquisition-related intangible assets were fully amortized in F2009. These intangible asset amortization decreases were offset by increases in acquisition-related intangible asset amortization related to the FIHRST and MediKredit acquisitions;
  Lower net interest income: Interest income, net, was adversely impacted by lower average daily ZAR cash balances and a lower average deposit rate during 4Q 2010 compared to 4Q 2009; and
  2009 profit on sale of traditional microlending business: During 4Q 2009, the Company recognized a profit on the sale of its traditional microlending business of $1.2 million (ZAR 9.9 million).

SASSA Contract Update

On August 24, 2010, the Company entered into a new service level agreement with the South African Social Security Agency (“SASSA”) which replaces its previous SASSA contract that expired on June 30, 2010. The new agreement is retroactively effective from July 1, 2010 and expires on March 31, 2011. Under the new contract, the Company will continue to provide its social welfare grants distribution service to SASSA in five of South Africa’s nine provinces. As was the case with the Company's previous contract with SASSA, the new contract contains a standard pricing formula for all provinces based on a transaction fee per beneficiary paid, regardless of the number or amount of grants paid per beneficiary, calculated on a guaranteed minimum number of beneficiaries per month. However, the new contract provides for a reduction in both the level of the transaction fee per beneficiary paid and the guaranteed minimum number of beneficiaries. Because the Company continues to derive a substantial percentage of its revenues from the SASSA contract, it expects that the terms of the new contract will materially reduce its revenues, operating income, net income and cash flow for the year ended June 30, 2011.

Comments and Outlook

“This year has been difficult for us due primarily to the uncertainties pertaining to our SASSA contract,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “South Africa has been put under austerity measures that have led to the cancellation of many social benefits which were found to have been granted without proper consideration or approval. In addition, reductions in fees were mandated to all grant distributors to reduce the overall cost of grant administration. We expect personnel and structural changes to be made within SASSA during 2011 which should lead to a more specific governmental direction and to which we can align ourselves in order to continue to play a significant role in this market segment,” he said.

“On a more positive note, I am excited about the continuing success of our technology in Iraq and Ghana as well as the imminent launch of our Virtual Card initiative in the United States. The company continues to grow in strength in many different markets and our diverse product range enables us to participate across multiple transaction processing segments. Looking forward, we will continue to focus our strategic efforts on the diversification of our business, by leading with innovative and relevant technology, strengthening of business development teams, and deploying capital where appropriate toward acquisition opportunities. We remain committed to driving long-term sustainable growth for the company and thus for all of our stakeholders,” he concluded.

“Given the fact that our new service level agreement with SASSA runs through March 31, 2011, to coincide with government’s fiscal year end, it is difficult to provide guidance for the full fiscal year 2011. However, assuming the contract were to run for the duration of fiscal year 2011, we would expect to generate Fundamental EPS of at least $1.50 on a constant currency basis,” said Herman Kotzé, Chief Financial Officer of Net1.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

     Transaction-based activities

Transaction-based activities revenue was $50.1 million, up 28% compared with 4Q 2009 in USD and 17% higher on a constant currency basis. Revenue increased as a result of higher transaction volumes at EasyPay, the growing utilization of the Company’s UEPS system in Iraq and the acquisition of MediKredit and FIHRST. Operating margin decreased to 51% from 58% during 4Q 2010 primarily due to additional intangible asset amortization related to the acquisition of MediKredit and FIHRST, and lower margin contribution from the Company’s MediKredit and FIHRST operations compared with the Company’s legacy transaction-based activities, which was partially offset by increased transaction fees from the utilization of the Company’s UEPS system in Iraq. Excluding amortization of acquisition-related intangibles, 4Q 2010 segment operating margin was 54% compared with 60% during 4Q 2009.

     Smart card accounts

Smart card account revenue was $7.8 million, up 2% compared with 4Q 2009 in USD and 6% lower on a constant currency basis. Operating margin for the segment remained consistent at 45%.

     Financial services

Financial services revenue was $1.2 million, up 42% compared with 4Q 2009 in USD and 31% higher on a constant currency basis, principally due to an increase in lending activities. Excluding the impact of the 3Q 2009 profit on sale of the traditional microlending business and the allowance for credit losses related to the sale, operating margin for this segment increased to 79% from 32% in 4Q 2009 largely as a result of the increased lending activities.

     Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $9.6 million, down 31% compared with 4Q 2009 in USD and 37% lower on a constant currency basis. The decrease in revenue and operating income for 4Q 2010 was primarily due to lower revenues at Net1 UTA and the goodwill impairment discussed above, as well as lower ad hoc hardware sales in 4Q 2010 as compared with the prior year when the Company recorded revenue from sales under its Ghana contract. These decreases were offset marginally by increased hardware sales to Iraq. Excluding amortization of all intangibles and the impairment of goodwill, segment operating margin was (11%) compared to 3% during 4Q 2009.

For 4Q 2010, the Company recognized an impairment loss of $37.4 million (ZAR 284.4 million) as a result of deteriorating trading conditions in this segment, particularly at Net1 UTA, and uncertainty surrounding contract finalization dates which would impact future cash flows.

     Cash flow and liquidity

At June 30, 2010, the Company had cash and equivalents of $154 million, down from $221 million at June 30, 2009. The decrease was primarily attributable to the repurchase of the Company’s common stock from Brait S.A.’s investment affiliates in July 2009. For 4Q 2010, operating cash flow was negative $13.8 million, compared to positive $88.8 million in 4Q 2009. The decrease in operating cash flow resulted mainly from the removal of the requirement to pre-fund social welfare grant payments in 4Q 2009, lower accounts payable and other payables balances, as well as an ad hoc payment of taxation, Secondary Taxation on Companies in South Africa of $12.1 million. Capital expenditures for 4Q 2010 and 2009 were $0.4 million and $1.0 million, respectively. Capital expenditures for each of F2010 and F2009 were approximately $2.7 million and $4.7 million. For F2010, the Company generated operating cash flow of $68.7 million compared to $106.8 million in F2009. During 4Q 2010, the Company did not repurchase any shares under its $100 million authorization.

Use of Non-GAAP Measures

US securities laws require that when Net1 publish any non-GAAP measures, it disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Under GAAP, the Company is required to fair value all intangible assets on the date of the acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards, and recognize a stock-based compensation charge over the requisite service period. The Company’s GAAP net income and earnings per share for the three months and year ended June 30, 2010 and 2009 include amortization of intangibles and stock-based compensation. In addition, in 2010, goodwill impairment and transaction-related costs are included and in 2009, JSE listing costs, a bank facility fee, goodwill impairment and a foreign exchange gain, net of tax, related to a short-term investment are included. Finally, the effect of the change in the fully-distributed tax rate from 35.45% to 34.55% in July 2008 was included in net income and earnings per share for the year ended June 30, 2009. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of the Company’s listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between the Company’s net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review fourth quarter results on August 27, 2010, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 17, 2010.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1’s market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Net1’s universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smartcard) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Audited Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$68,695	$61,621	$280,364	$246,822

EXPENSE

Cost of goods sold, IT processing, servicing and support	17,321	18,455	72,973	70,091

Selling, general and administration	21,867	16,752	80,854	64,833

Depreciation and amortization	4,964	5,132	19,348	17,082

PROFIT ON SALE OF MICROLENDING BUSINESS	-	(1,197)	-	(455)

IMPAIRMENT OF GOODWILL	37,378		37,378	1,836

OPERATING INCOME	(12,835)	22,479	69,811	93,435

FOREIGN EXCHANGE GAIN RELATED TO SHORT-TERM INVESTMENT	-	-	-	26,657

INTEREST INCOME, net	2,599	3,238	9,069	10,828

INCOME BEFORE INCOME TAXES	(10,236)	25,717	78,880	130,920

INCOME TAX EXPENSE	7,858	7,300	40,822	42,744

NET INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(18,094)	18,417	38,058	88,176

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	518	(77)	93	(874)

NET INCOME	(17,576)	18,340	38,151	87,302

(ADD) LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLINGINTEREST	(569)	124	(839)	701

NET INCOME ATTRIBUTABLE TO NET1	$(17,007)	$18,216	$38,990	$86,601

Net income per share, in cents
Basic earnings attributable to Net1 shareholders	(37.5)	32.9	84.3	153.1
Diluted earnings attributable to Net1 shareholders	(37.3)	32.8	84.0	152.6

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
as of June 30, 2010 and 2009

	2010	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$153,742	$220,786
Pre-funded social welfare grants receivable	6,660	4,930
Accounts receivable, net	41,854	42,475
Finance loans receivable, net	4,221	2,563
Deferred expenditure on smart cards	-	8
Inventory	3,622	7,250
Deferred income taxes	16,330	12,282
Total current assets before funds held for clients	226,429	290,294
Funds held for clients	83,661	-
Total current assets	310,090	290,294
OTHER LONG-TERM ASSETS, including available for sale securities	7,423	7,147
PROPERTY, PLANT AND EQUIPMENT, net	7,286	7,376
EQUITY-ACCOUNTED INVESTMENTS	2,598	2,583
GOODWILL	76,346	116,197
INTANGIBLE ASSETS, net	68,347	75,890
TOTAL ASSETS	472,090	499,487
LIABILITIES
CURRENT LIABILITIES
Accounts payable	3,596	5,481
Other payables	50,855	61,454
Income taxes payable	3,476	10,874
Total current liabilities before client fund obligations	57,927	77,809
Client fund obligations	83,661	-
Total current liabilities	141,588	77,809
DEFERRED INCOME TAXES	38,858	41,737
INTEREST BEARING LIABILITIES – non-controlling interest loans	4,343	4,185
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	184,789	123,731
EQUITY
COMMON STOCK
Authorized shares: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: 2010: 45,378,397; 2009: 54,506,487	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: 2010: -; 2009: -	-	-
ADDITIONAL PAID-IN CAPITAL	133,543	126,914
TREASURY SHARES, AT COST: 2010: 13,149,042; 2009: 3,927,516	(173,671)	(48,637)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(66,396)	(58,472)
RETAINED EARNINGS	392,343	353,353
TOTAL NET1 EQUITY	285,878	373,217
NON-CONTROLLING INTEREST	1,423	2,539
TOTAL EQUITY	287,301	375,756
TOTAL LIABILITIES AND EQUITY	$472,090	$499,487

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2010, 2009 and 2008

	2010	2009	2008
		(In thousands)
Cash flows from operating activities
Net income	$38,151	$87,302	$85,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,348	17,082	10,822
(Earnings) Loss from equity-accounted investments	(93)	874	1,036
Fair value adjustment	78	(4,402)	(269)
Interest payable	301	425	434
Facility fee amortized	-	1,100	-
Loss (Profit) on disposal of property, plant and equipment	69	85	(110)
Profit on disposal of business	-	(455)	-
Stock compensation charge, net of forfeitures	5,670	5,026	3,971
Impairment of goodwill	37,378	1,836	-
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	4,666	14,639	(9,983)
Decrease in deferred expenditure on smart cards	8	50	416
Decrease (Increase) in inventory	3,867	(81)	(1,138)
(Decrease) Increase in accounts payable and other payables	(27,138)	(8,788)	24,353
(Decrease) Increase in taxes payable	(7,582)	(3,339)	1,369
(Decrease) Increase in deferred taxes	(6,040)	(4,586)	1,979
Net cash provided by operating activities	68,683	106,768	118,760
Cash flows from investing activities
Capital expenditures	(2,730)	(4,770)	(3,563)
Proceeds from disposal of property, plant and equipment	106	159	160
Acquisition of available for sale securities	-	(3,422)	-
Acquisition of MediKredit and FIHRST, net of cash acquired	(10,319)	-	-
Acquisition of Net1 UTA, net of cash acquired	-	(97,992)	-
Acquisition of RMT, net of cash acquired	-	(1,381)	-
Acquisition of and advance of loans to equity-accounted investments	-	(450)	(500)
Net change in funds held for clients	(77,243)	-	-
Net cash used in investing activities	(90,186)	(107,856)	(3,903)
Cash flows from financing activities
Proceeds from issue of common stock	720	271	2,845
Acquisition of treasury stock	(126,304)	(39,412)	-
Proceeds from short-term loan facility	-	110,000	-
Repayment of short-term loan facility	-	(110,000)	-
Payment of facility fee	-	(1,100)	-
Repayment of non-controlling interest loan	-	-	-
Net change in client funds obligations	77,243	-	-
Proceeds from bank overdraft	-	2,843	1,462
Repayment of bank overdraft	(137)	(2,850)	(1,443)
Net cash (used in) provided by financing activities	(48,478)	(40,248)	2,864
Effect of exchange rate changes on cash	2,937	(10,353)	(16,973)
Net (decrease) increase in cash and cash equivalents	(67,044)	(51,689)	100,748
Cash and cash equivalents – beginning of year	220,786	272,475	171,727
Cash and cash equivalents at end of year	$153,742	$220,786	$272,475

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2010 and 2009 and March 31, 2010

						Change – constant
				Change - actual		exchange rate(1)
				Q4 ‘10	Q4 ‘10	Q4 ‘10	Q4 ‘10
Key segmental data, in ’000, except				vs	vs	vs	vs
margins	Q4 ‘10	Q4 ‘09	Q3 ‘10	Q4 ‘09	Q3 ‘10	Q4 ‘09	Q3 ‘10
Revenue:
Transaction-based activities	$50,115	$39,240	$50,854	28%	(1)%	17%	(1)%
Smart card accounts	7,804	7,619	7,956	2%	(2)%	(6)%	(2)%
Financial services	1,224	859	1,149	42%	7%	31%	7%
Hardware, software and related technology sales	9,552	13,903	12,332	(31)%	(23)%	(37)%	(22)%
Total consolidated revenue	$68,695	$61,621	$72,291	11%	(5)%	2%	(5)%

Consolidated operating income (loss):
Transaction-based activities	$25,798	$22,580	$26,837	14%	(4)%	5%	(3)%
Smart card accounts	3,547	3,463	3,616	2%	(2)%	(6)%	(2)%
Financial services	973	1,470	831	(34)%	17%	(39)%	18%
Hardware, software and related technology sales	(40,673)	(2,731)	(1,798)	nm	nm	nm	nm
Corporate/ Eliminations	(2,480)	(2,303)	(2,627)	8%	(6)%	(1)%	(5)%
Total operating income	$(12,835)	$22,479	$26,859	nm	nm	nm	nm

Operating income margin (%)
Transaction-based activities	51%	58%	53%
Smart card accounts	45%	45%	45%
Financial services	79%	171%	72%
Hardware, software and related technology sales	(426)%	(20)%	(15)%
Overall operating margin	(19)%	36%	37%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during 4Q 2010 also prevailed during 4Q 2009 and 3Q 2010.

Year ended June 30, 2010 and 2009

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			2010	2010
Key segmental data, in ’000, except			vs	vs
margins	2010	2009	2009	2009
Revenue:
Transaction-based activities	$191,362	$148,399	29%	10%
Smart card accounts	31,971	29,576	8%	(8)%
Financial services	4,023	5,430	(26)%	(37)%
Hardware, software and related technology sales	53,008	63,417	(16)%	(29)%
Total consolidated revenue	$280,364	$246,822	14%	(3)%

Consolidated operating income (loss):
Transaction-based activities	$106,036	$83,509	27%	8%
Smart card accounts	14,532	13,442	8%	(8)%
Financial services	2,881	(34)	nm	nm
Hardware, software and related technology sales	(42,524)	5,498	nm	nm
Corporate/ Eliminations	(11,114)	(8,980)	24%	5%
Total operating income	$69,811	$93,435	(25)%	(36)%

Operating income margin (%)
Transaction-based activities	55%	56%
Smart card accounts	45%	45%
Financial services	72%	(1)%
Hardware, software and related technology sales	(80)%	9%
Overall operating margin	25%	38%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during F2010 also prevailed during F2009.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended June 30, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	(17,007)	18,216	(37)	33	(128,631)	150,414	(283)	272

Amortization of intangible assets(1)	2,569	2,857			19,433	23,592
Customer relationships	2,520	3,089			19,060	25,506
Software and unpatented technology	932	804			7,046	6,642
Trademarks	89	82			679	679
Database	67	-			507	-
Deferred tax benefit	(1,039)	(1,118)			(7,859)	(9,235)
Stock-based charge(2)	1,416	1,158			10,710	9,562
Impairment of goodwill	37,378	-			282,709	-
Change in tax rate	-	(67)			-	(553)
Profit on sale of Moneyline		(1,197)			-	(9,884)
Acquisition-related costs	327	-			2,473	-
Fundamental	24,683	20,967	54	38	186,694	173,131	411	313

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Year ended June 30, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	38,990	86,601	84	153	296,686	774,187	642	1,369

Amortization of intangible assets(1)	10,261	8,871			78,082	79,314
Customer relationships	12,297	9,110			93,575	81,450
Software and unpatented technology	1,351	2,972			10,284	26,569
Trademarks	357	304			2,716	2,715
Database	133	-			1,013	-
Deferred tax benefit	(3,877)	(3,515)			(29,506)	(31,420)
Stock-based charge(2)	5,670	5,026			43,145	44,931
JSE listing costs	-	495			-	4,425
Facility fee	-	1,100			-	9,834
Foreign exchange gain related to a short-term investment, net of tax of $7,110	-	(17,447)			-	(155,971)
Impairment of goodwill	37,378	1,836			284,420	16,413
Change in tax rate	-	(3,523)			-	(31,493)
Profit on sale of Moneyline	-	(455)			-	(4,068)
Acquisition-related costs	615	-			4,680	-
Fundamental	92,914	82,504	201	146	707,013	737,572	1,529	1,304

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2010 and 2009

	2010	2009

Net income (USD’000)	(17,007)	18,216
Adjustments:
Impairment of goodwill	37,378	-
Profit on sale of Moneyline		(1,197)
Loss on sale of property, plant and equipment (USD’000)	63	76
Tax effects on above (USD’000)	(22)	(26)

Net income used to calculate headline earnings (USD’000)	20,412	17,069

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,378	55,398

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,560	55,592

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	45	31
Diluted earnings – common stock and linked units, in US cents	45	31

Year ended June 30, 2010 and 2009

	2010	2009

Net income (USD’000)	38,990	86,601
Adjustments:
Impairment of goodwill	37,378	1,836
Profit on sale of Moneyline	-	(455)
Loss on sale of property, plant and equipment (USD’000)	69	85
Tax effects on above (USD’000)	(24)	(29)

Net income used to calculate headline earnings (USD’000)	76,413	88,038

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,245	56,552

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,435	56,738

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	165	156
Diluted earnings – common stock and linked units, in US cents	165	155